UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 8, 2004

MACATAWA BANK CORPORATION
(Exact name of Registrant as specified in its charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-25927 (Commission File No.)	38-3391345 (IRS Employer Identification No.)

10753 Macatawa Drive, Holland, MI (Address of Principal Executive Offices)	49424 (Zip Code)

616 820-1444
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if changed Since Last Report)

[__] Written communications pursuant to Rule 425 under the Section Act (17 CFR 230.425).
[__] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[__] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[__] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 2.06	Material Impairments.

On October 8, 2004, management of Macatawa Bank (the "Bank"), a wholly owned subsidiary of Macatawa Bank Corporation, authorized a provision for loan losses of $2.3 million. The provision relates to an aggregate principal balance of approximately $5.9 million of loans to a commercial borrower, which have become impaired. The borrower has ceased operations and it appears that the borrower will be unable to meet the repayment terms of the loans. The loans are secured by liens on commercial real estate, equipment, accounts receivable, and inventory, but the collateral is not of a sufficient value to cover the outstanding principal balances on the loans.

This impairment was discovered within the last week as the local news media reported allegations that officials of the borrower's company were misusing its employee retirement funds. Currently, the local sheriff's department and the Michigan State Police are conducting investigations into these allegations. The company may be subject to sanctions by the Department of Labor. The Bank will be conducting its own investigation due to suspicions that the borrower made misrepresentations to the Bank regarding its financial condition both in the original loan application process and in its financial reports provided since then.

The level of the provision made in connection with the loans reflects the amount necessary to maintain the allowance for loan losses at an adequate level, based upon the Bank's current analysis of probable incurred losses in its loan portfolio, with respect to loans held at September 30, 2004. Since these impairments were recently discovered, Bank management is continuing to evaluate the financial condition of the borrower and the value of the collateral. The impairment charge is based on the information currently available and may change as new information is received.

The provision for loan losses of $2.3 million will be taken in the third quarter. The after tax impact on net income is expected to be approximately $1.5 million, or approximately $0.17 per share. After the impairment charge, the Bank will still be "well capitalized" under regulatory capital requirements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: October 8, 2004	MACATAWA BANK CORPORATION By: /s/ Benj. A. Smith, III —————————————— Benj. A. Smith, III Chairman and Chief Executive Officer